Exhibit 99.1

Helix BioMedix and American Global Health Group Announce
Peptide License Agreement for New Line of Skin Care Products

Bothell, Washington – February 22, 2005 — Helix BioMedix, Inc. (Bulletin Board: HXBM) and American Global Health Group, LLC (AGHG), a consumer products company based in Seattle, Washington, today announced that the companies have entered into a license agreement for the inclusion of certain Helix peptide technology in AGHG skin care products that are presently under development and which are expected to be sold in certain areas in Asia. In consumer product testing carried out by AGHG, Helix peptides demonstrated the ability to provide significant beneficial activities. The launch of AGHG’s initial product line incorporating this technology is currently planned for later in 2005. Under the terms of the license agreement, Helix is entitled to receive royalties based on AGHG’s sales of these products.

“We are pleased that AGHG has chosen to incorporate our proprietary peptide technology as a key value-added feature of this product line,” stated R. Stephen Beatty, President and CEO of Helix BioMedix. “This license is consistent with our strategy of moving the company beyond the development stage by generating near-term revenues from out-licensing our technology to multiple parties within the cosmetics and consumer goods industries. In fact, Helix peptides are currently being tested in a variety of skin care products as well as in consumer products such as deodorant and mouthwash, among others. Longer term, our strategy is to utilize our peptides in the pharmaceutical arena, including the anti-infective market, where we believe there is significant unmet medical need.”

Douglas Jewett, AGHG’s President and CEO, commented, “We see this as a unique opportunity to advance the state of the art in skin care. Consumers are demanding higher performing skin care products, and the Helix technology supports our desire to provide differentiated products with real science behind them.”

About Helix BioMedix:

Helix BioMedix, Inc. is a development stage biotechnology company that has a portfolio of issued patents that covers six distinct classes of peptides, covering over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. Non-pharmaceutical applications being pursued by Helix BioMedix include cosmetics/cosmeceuticals, personal care, crop protection, animal health and wide-spectrum biocides. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.

About AGHG:

American Global Health Group (AGHG) is a privately held development stage company with headquarters in Seattle. AGHG’s primary business is the manufacture of aloe vera based health and skin care products for sale in Asia and Russia.

Important Notice:

Certain matters discussed in this release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the opinions of management as of the date of this release and are subject to risks and uncertainties that could cause actual results to differ materially from any future results or achievements implied by such statements. Factors that might cause such differences include, but are not limited to, risks associated with the Helix’s ability to obtain the necessary capital resources, new product development and commercialization, and the company’s ability to execute their overall business strategy. Reference should be made to Helix BioMedix’s public disclosure documents including Form 10-QSB filed for the third quarter of 2004 and on file with the Securities and Exchange Commission.

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Contact:

Helix BioMedix, Inc.
David Drajeske, 425-402-8400
ddrajeske@helixbiomedix.com
or
Investor Relations:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com